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                                                                    EXHIBIT 10.2

                            WATERFORD FINANCIAL, INC.
                         400 SOUTH 4TH STREET, SUITE 955
                          MINNEAPOLIS, MINNESOTA 55415
                               MEMBER NASD & SIPC
                            TELEPHONE (612) 338-1097
                         FAX (612) 338-1197 OR 338-0996
                       E-MAIL: info@waterfordfinancial.com
                           www.waterfordfinancial.com

                                January 28, 2000

Mr. Rick McCord
President & CEO
HORIZON Pharmacies, Inc.
531 W. Main Street, Suite 100
Denison, TX 75020

Dear Mr. McCord:

This letter of intent (the "Agreement") sets forth our mutual understanding and agreement regarding the establishment of an exclusive investment banking relationship between HORIZON Pharmacies, Inc., a Delaware corporation (the "Company") and Waterford Financial, Inc., a Minnesota corporation ("WFI"). WFI agrees to assist the Company in connection with future financings on the following terms and conditions:

     1. ENGAGEMENT. Subject to PARAGRAPH 7 herein, the Company hereby engages WFI to act as the Company's exclusive investment banker to assist the Company with various financing arrangements of up to Twenty-Five Million dollars ($25,000,000), or such other amounts as shall be mutually agreed to by the parties, including, inclusive, (i) subordinated debentures, (ii) convertible and/or redeemable preferred stock, (iii) common stock, with or without warrants, (iv) convertible debt, (v) senior secured revolving credit and (vi) senior secured term loan (collectively, the "Financings"). In connection with any such Financings, WFI will use its best efforts to review proposals and advise the Company with respect to such proposals. In addition, WFI shall be ready to meet with officers or directors of the Company upon reasonable notice to consult on any financial matters or any items related to any issue of financing.

          Due to the nature of the investment banking relationship, it is extremely important that all prospects or referrals for investment during the Engagement Period (as defined in PARAGRAPH 6), be directed to WFI, subject to PARAGRAPH 7 herein.

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          When WFI presents a proposed Financing to the Company, the Company will either approve or disapprove such Financing in writing.

     2. FEES. In consideration of the services to be rendered by WFI pursuant to this agreement, the Company agrees to pay, WFI a(n):

          (a) two percent (2%) fee of any Financing which WFI does not manage during the shorter of the Engagement Period or the next three (3) years, except for a Financing arranged, managed or controlled by an entity set forth in SCHEDULE A attached hereto;

          (b) three percent (3%) non-accountable expense allowance on all consideration raised in a Financing that WFI manages;

          (c) underwriter's commission, in the context of a Private Offering (as defined below) that WFI manages, that is equal to ten percent (10%) on all gross proceeds raised on behalf of the Company for equity or convertible debt. As used herein, "Private Offering" means a debt or equity offering that is not a Public Offering, subject to PARAGRAPH 7 herein;

          (d) underwriter's commission, in the context of a Public Offering (as defined below) that WFI manages, that is equal to the maximum amount allowable under the rules of the National Association of Security Dealers, Inc. (the "NASD") and the American Stock Exchange ("AMEX"), or, in the event that the Company is no longer trading its stock over AMEX, then whichever exchange the Company's stock trades; provided, however, that the underwriter's commission payable hereunder shall not, in any event, exceed six percent (6%) of the gross proceeds raised on behalf of the Company for equity or debt in such Public Offering, subject to PARAGRAPH 7 herein. As used herein, "Public Offering" means a debt or equity offering requiring the filing of a registration statement by the Company under the Securities Act of 1933;

          (e) five percent (5%) fee on any merger (a "Merger") or acquisition (an "Acquisition" and together with a Merger, an "M&A Transaction") of the Transaction Value (as defined below) with respect to which WFI provides financial consulting services. To the extent that the Transaction Value is greater than Five Million dollars ($5,000,000), then the five percent (5%) fee shall not apply to such excess amount; rather, the applicable fee shall be determined with respect to such excess amount by multiplying such excess amount by the Excess Formula (as defined below);


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           (i)      As used herein, "Transaction Value" means all consideration payable to the seller(s) in connection with an M&A Transaction, including but not limited to (i) deferred installments of the purchase price, provided that any fees paid in respect of such deferred amounts shall be payable (without interest) only when and if such deferred amounts are actually received by the seller(s), (ii) any portion of the purchase price held in escrow subsequent to closing which is actually released to the seller(s) pursuant to the terms of the escrow arrangement and (iii) payments made to the seller(s) after closing upon the occurrence of certain contingencies or conditions or the satisfaction of certain earnings, sales levels or other performance objectives which are agreed to on or before the date of closing. In an Acquisition involving the purchase of assets where the Company assumes or repays all or a portion of the target company's, or, if more than one target company, companies' debt, the Transaction Value shall also include the aggregate amount of debt assumed or repaid by the purchaser(s). The Transaction Value shall not include debt assumed or repaid in situations where the M&A Transaction is a Merger, consolidation or purchase or exchange of capital stock;

           (ii) In the event that all or any portion of the Transaction Value is paid in stock or other securities, deferred installments or consideration other than cash at closing, the amount of the success fee payable with respect thereto shall be determined on the basis of the cash equivalent of such non-cash consideration as of the closing date of the M&A Transaction. If WFI and the Company are unable to agree on the cash equivalent of such non-cash consideration within thirty (30) days after the closing date, the determination of the cash equivalent shall be made promptly by an investment banker or other person experienced in valuing securities mutually acceptable to both WFI and the Company, such determination shall be binding on both WFI and the Company, and WFI and the Company shall each be responsible for paying one-half (1/2) of the fees of such investment banker or other person; and

           (iii) If requested by the Company, WFI will determine whether the consideration to be paid in the M&A Transaction is fair to shareholders from a financial point of view. If WFI determines the consideration to be paid in the M&A Transaction is fair to the shareholders from a financial point of view, WFI will render a written opinion to that effect to the Board of Directors or to the


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                    Special Committee of the Board of Directors of the Company.
                    Such opinion shall be consistent with the generally accepted standards of practice in the investment banking industry for fairness opinions and WFI acknowledges that the Company may rely upon the opinion, in addition to such factors it deems appropriate, in determining whether to consummate the M&A Transaction. At the time the Company requests WFI to make a fairness determination, the Company will pay WFI a non-refundable fee of Twenty-Five Thousand dollars ($25,000); provided, however, that such fee shall be credited against any success fee payable as a result of the M&A Transaction;

               (iv) As used herein, "Excess Formula" means a four percent (4%)
                    fee on excess amounts less than One Million dollars ($1,000,000), then a three percent (3%) fee on excess amounts equal to or greater than One Million dollars ($1,000,000) but less then Two Million dollars ($2,000,000), then a two percent (2%) fee on excess amounts equal to or greater than Two Million dollars ($2,000,000) but less than Three Million dollars ($3,000,000), then a one percent fee (1%) on any excess amounts greater than or equal to Three Million dollars ($3,000,000);

          (f)  five percent (5%) fee on any non-convertible debt; and

          (g) in any transaction involving a Financing in which the common stock, par value $.01 per share, of the Company (the "Common Stock") is issued in connection therewith, a non-cancelable warrant to purchase an aggregate of ten (10) percent of shares sold in such Financing at an exercise price per share of 120% of the issuance price per share. Any such warrants shall expire within five (5) years of the date of grant and contain a cashless exercise provision with customary piggyback registration rights.

          The fees set forth in this PARAGRAPH 2 shall apply to any source (or source or contact of a source) introduced to the Company by WFI, or referred to WFI by the Company (a "Source"), during the Engagement Period and for twenty-four (24) months thereafter (the "Tail Period"); provided, however, that (i) under no circumstance shall any entity listed on SCHEDULE A attached hereto, or any such entities' employees, agents, officers, directors or representatives be considered a Source for purposes of this Agreement, (ii) if a Financing is consummated after the Engagement Period and is subject to the Tail Period, the three percent (3%) nonaccountable fee to be received by WFI hereunder shall be offset by amounts previously paid under PARAGRAPH 3 and (iii) the Tail Period shall not apply if the

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          Company terminates this Agreement for Cause or if WFI has received fees under subparagraphs (c), (d), (e), (f) or (g) of this PARAGRAPH
          2.

          In the event that a corporate transaction involving more than one of the services for which WFI has been engaged is successfully concluded pursuant to this Agreement, WFI shall be paid the applicable fee designated in this Paragraph 2 for each of the services provided, but only in proportion to the extent such service or financing is proportionate to the entire corporate transaction. For instance, if in connection with an acquisition pursuant to subparagraph (e) the Company issues a non-convertible note that would also trigger a fee payable in accordance with subparagraph (f), then, with respect to such transaction, WFI would receive the designated fee for (i) Merger and Acquisition services calculated only upon the acquisition value included in the transaction and (ii) placement of the non-convertible note only for the value of the note. No fee designated in this PARAGRAPH 2 would apply to, or be paid for, any service or component of the corporate transaction subject to a fee designated under a separate provision of this PARAGRAPH 2.

     3. EXPENSES. In the event a Financing does not occur during the Engagement Period, the Company will reimburse WFI for the following expenses incurred by WFI in relation to this Agreement:

          (a) The cost of printing and distributing the offering documents, private placement memorandum and blue sky memorandum and any additional agreements and/or disclosure documents required by WFI or its counsel;

          (b) The filing fees of the Securities and Exchange Commission (the "SEC"), the NASD, state blue sky filings and all regulatory filings, and any legal fees incurred by WFI in connection therewith;

          (c) The cost associated with publishing a "Tombstone" advertisement, not to exceed in size more than one-fourth of a standard size newspaper page, to be published in the Minneapolis and/or St. Paul papers, or a similar publication, to be chosen by WFI; and

          (d) All costs incurred for legal representation related to a Financing; provided, however, that such costs shall not exceed Twenty-Five Thousand dollars ($25,000).

     4. OBLIGATION TO PAY FEES. If, and only if, WFI shall have produced a commitment (the "Commitment") from a lender or investor which the Company, in its sole discretion, accepts in writing, then WFI shall be deemed to have earned the

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          applicable fee as set forth above in PARAGRAPH 2. The Company shall pay such fee(s) to WFI on (i) the date it receives the proceeds of such loan or investment, and in the event such proceeds are to be paid to the Company in deferred installments, then the fee(s) payable to WFI shall be payable in amounts proportionate to each of the deferred installments, or (ii) if the Company fails to accept funding against an accepted commitment, on the expiration date of the accepted commitment; provided, however, if a funding against an accepted commitment does not occur as a result of (A) withdrawal by a lender or investor, (B) the Company is unable to agree with the lender or investor after negotiating in good faith on definitive documentation or (C) there are material changes either to the transaction or to the circumstances surrounding such transaction that (I) arise after the execution of the Company's acceptance of the Commitments or (II) are proposed by the lender or investor, then the Company shall have no obligation to pay the applicable fee set forth above in PARAGRAPH 2.

     5. THIRD PARTY RIGHTS. This Agreement has been and is made solely for the benefit of WFI and the Company and for their respective agents, employees, officers and directors and any successors, assigns and heirs. No other person shall acquire or have any right under or by virtue of this Agreement.

     6. TERM; TERMINATION. WFI's right under this Agreement shall extend from the date hereof for a period of twelve (12) months or after such period until either WFI, upon ninety (90) days written notification, or the Company, immediately upon such notification, communicates to the other party that it wishes to terminate this Agreement (the "Engagement Period"); provided, however, that the provisions of PARAGRAPHS 2, 8 and 9 will survive such expiration or termination except as otherwise set forth herein. For purposes herein, the effective date of Termination shall be deemed to have occurred upon the earlier of the actual or constructive date of delivery of the written notification.

          Notwithstanding anything in this Agreement to the contrary, the Company can terminate this Agreement at any time for Cause (as defined below). If the Company elects to terminate this Agreement for Cause, then (i) the Company shall owe none of the fees set forth in PARAGRAPH 2 to WFI under any circumstance whatsoever, including any fees that might arise during the Tail Period and (ii) the Company shall reimburse WFI only for those accountable expenses incurred in connection with this Agreement in accordance with PARAGRAPH 3, and
          (iii) the Company shall not be obligated to indemnify WFI as it otherwise would be required to do pursuant to PARAGRAPH 8. For purposes of this Agreement, "Cause" means (i) a breach of WFI's duties or obligations under this Agreement or (ii) WFI's gross negligence or misfeasance in performing its duties and obligations under this Agreement.


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     7.   EXCLUSIVITY AND WFI'S FUTURE RIGHTS. During the term of this Agreement neither the Company, its officers, directors, shareholders or agents shall engage any other entity to secure Financings, nor shall the Company, its officers, directors, shareholders or agents initiate or pursue discussion with potential financing sources for the purpose of obtaining loans on equity funds for Financings, except in conjunction with and/or acknowledgment by WFI; provided, however, that this Agreement shall not prohibit the Company from engaging in discussions or entering into any kind of financial arrangement, with any entity identified on SCHEDULE A attached hereto or their respective successors-in-interest, and nothing in this Agreement shall be applicable or enforceable with respect to any such arrangement that the Company discusses or enters into with those entities identified on SCHEDULE A attached hereto or their respective successors-in-interest.

          If a Financing is consummated during the term of this Agreement, WFI or a party designated on SCHEDULE A shall be designated as the placement agent. The fee structure for any such consummated Financing, or any additional Financing consummated during the Engagement Period, shall be determined in accordance with the provisions of PARAGRAPH 2 herein. If a Financing is consummated during the Engagement Period for which WFI provided substantial services and the Company desires to undertake an additional Financing (a "Subsequent Financing") through either a Private Offering or a Public Offering during the succeeding twelve months, the Company shall provide WFI with written notice of the proposed Subsequent Financing. WFI will respond by written notification to the Company within fifteen (15) days of such notice if it desires to act as placement agent for such Subsequent Financing. If WFI responds within such time period, then the Company will appoint WFI as the placement agent for such Subsequent Financing upon terms and conditions mutually acceptable to both the Company and WFI.

     8.   INDEMNITY.

          (a) In addition to the amounts which the Company has herein agreed to pay to WFI, the Company shall indemnify and hold WFI and its officers, directors, agents and controlling persons harmless against any losses, claims, damages or liabilities to which WFI or any of them may become subject insofar as the same arises from an action which alleges or is based upon the alleged untrue statement of a material fact, or omission of a material fact, or any other violation of applicable securities or other laws, by the Company or its officers, directors, agents and controlling persons and to reimburse WFI for any legal or other expenses reasonably incurred by it in connection with investigating, settling or defending any action or claim in connection therewith; provided, however, that the Company shall not be


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               liable in any such case to the extent that any such loss, claim, damage or liability: (i) is found in a final judgment of a court of competent jurisdiction to have resulted from a breach of WFI's obligations to the Company in connection with the performance by WFI of the services pursuant hereto or from WFI's gross negligence or misfeasance in performing such services or (ii) arises out of, or is based upon, any untrue statement of a material fact or omission of a material fact made in any written communication or any amendment or supplement thereto in reliance upon, and in conformity with, information furnished to the Company by WFI expressly for use therein.

          (b) WFI shall indemnify and hold the Company and its officers, directors, agents and controlling persons harmless against any losses, claims, damages or liabilities to which the Company may become subject in connection with the transactions contemplated herein, insofar as such losses, claims, damages or liabilities arise out of, or are based upon (i) any untrue statement or misleading omissions made by WFI in writing expressly for use in connection with a Financing (other than untrue statements of a material fact or omission of a material fact made by WFI in reliance on information supplied to WFI by the Company) or (ii) WFI's gross negligence, misfeasance or breach of WFI's obligation hereunder to the Company. WFI shall reimburse the Company for any legal or other reasonable expenses incurred by it in connection with investigating, settling or defending any such action or claim.

          (c) Upon receipt by WFI or its officers, directors, agents or controlling persons (for purposes of PARAGRAPH 8(a)), or the Company or its officers, directors, agents or controlling persons (for purposes of PARAGRAPH 8(b)) (in each case the "Indemnified Party"), of notice of any action, suit, proceeding, claim, demand or assessment against the Indemnified Party that might give rise to a claim pursuant to this section, the Indemnified Party shall give written notice thereof within ten days (the "Notice of Claim") to the Company, for purposes of PARAGRAPH 8(a), or WFI, for purposes of PARAGRAPH 8(b) (in each case the "Indemnifying Party"), indicating the nature of such claim and the basis therefor. The Notice of Claim shall specify all facts known to the Indemnified Party giving rise to such claim and the amount of estimate of the amount of liability arising therefrom. Any delay or failure to notify the Indemnifying Party shall relive the Indemnifying Party of its obligations hereunder only to the extent, if at all, that it is prejudiced by reason of such delay or failure.

          (d) Promptly after a claim is made for which the Indemnified Party seeks indemnity, the Indemnified Party, at its option and expense, to assume the

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               defense of such action, suit, proceeding, claim, demand or assessment with full authority to conduct such defense and the Indemnified Party will cooperate fully with such defense. The Indemnified Party shall have the right to employ separate counsel in any of the foregoing actions, claims or proceedings and to participate in the defense thereof, and the Indemnifying Party shall pay the reasonable fees and expenses of such counsel in advance at the request of the Indemnified Party. Anything in this section to the contrary notwithstanding, the Indemnified Party shall not, without the Indemnifying Party's prior written consent, settle or compromise any action or claim or proceeding or consent to entry of any judgment with respect to any such action or claim that requires the payment of money damages by the Indemnified Party or in any way is binding upon or affects the Indemnifying Party.

          (e) The respective reimbursement and indemnity obligation of WFI and the Company pursuant to subparagraphs (a) and (b) of this PARAGRAPH 8 shall be in addition to any liability which WFIP or the Company may otherwise have and shall be binding upon, and inure to the benefit of, their respective successors, assigns, heirs, and personal representatives.

          (f) Except as stated otherwise herein, the respective indemnify agreements of WFI and the Company contained in subparagraphs (a) and (b) of this PARAGRAPH 8 shall remain operative and in full force and effect regardless of any termination of this Agreement or of any investigation made by or on behalf of this Company or WFI.

     9. CONFIDENTIAL INFORMATION. WFI acknowledges that as a consequence of or through its engagement by the Company, it will acquire information concerning the Company's business, products and services. All such information shall be "Confidential Information" regardless of whether it is reduced to writing, used or practiced during the Engagement Period. As a condition to the Company's entering into this Agreement, WFI agrees that it shall not at any time for a term beginning on the date hereof and ending two years after the termination of WFI's engagement hereunder, either directly or indirectly, use for the benefit of itself or communicate or divulge to any other person, partnership, association, corporation or other entity for their use or benefit, any Confidential Information known by, or then in the possession of, WFI without the prior written consent of the Company. The foregoing restriction shall not apply to Confidential Information that, at the time of disclosure to WFI, has become a part of the public domain through publication or communication by the Company or others, unless such matters become part of the public domain in connection with or as a result of a violation of this restriction by WFI.


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     10.  BOARD OBSERVER. WFI shall have the right to appoint an individual to act as a non-voting observer of all meetings of the Board of Directors of the Company, subject to the terms and conditions of a Board Observer Agreement substantially in the form as the Board Observer Agreement attached hereto as EXHIBIT A.

     11. NOTICES. All notices, requests consents and other communications hereunder shall be in writing and shall be delivered in person, mailed by certified or registered mail, return receipt requested, sent by telecopier, telex or delivered by Federal Express, United Parcel Service or another similar company, addressed as follows:

          (a) if to the Company, at 531 W. Main Street, Suite 100, Denison, Texas 75020, Attention: Ricky D. McCord, with a copy to Vinson & Elkins L.L.P., 3700 Trammell Crow Center, 2001 Ross Avenue, Dallas, Texas 75201, Attention: Jay H. Hebert and

          (b) if to WFI, at 400 South 4th Street, Suite 955, Minneapolis, Minnesota 55415, Attention: John M. Whitesides, with a copy to Paul des Hotels.

          (c) Any notice or communication hereunder shall be deemed to have been given or made as of the date so delivered if personally delivered; when answered back, if telexed; when receipt is acknowledged, if telecopied; and five calendar days after mailing if sent by registered or certified mail (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee). If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

     12. GENERAL. This Agreement may not be modified except in writing. This Agreement represents the entire understanding between the Company and WFI and all prior discussions and negotiations and all prior engagement letters are merged into it.

     13. ARBITRATION. Any dispute or controversy arising out of this Agreement shall be determined by arbitration in accordance with the rules of the National Association of Securities Dealers, Inc. as then in effect and at a location mutually acceptable to both parties. Any arbitration award shall be final and binding upon the Company and WFI, and judgment upon the award may be entered in any court having jurisdiction.

     14. ASSIGNABILITY. WFI cannot assign its rights under this Agreement without the written consent of the Company.


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     15.  SURVIVAL. Compensation, reimbursement, confidentiality and indemnity obligations of the Company and WFI, as applicable, under this Agreement shall survive any assignment of this Agreement and shall be binding upon and entered into the benefit of any successors, assigns, heirs and personal representatives of the Company and WFI.

     16. COUNTERPARTS. This Agreement may be executed in counterparts, and all counterparts will be considered as part of one agreement binding on all parties to this Agreement.

     17. FACSIMILE SIGNATURES. The parties may execute this Agreement by facsimile, which signature[s] shall be deemed an original and binding upon such party.

     18. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Minnesota.

     If this letter correctly states our agreement, please so indicate by signing below and returning a signed copy to us. Upon receipt of a signed copy of this letter, the terms of such letter shall constitute a binding agreement between WFI and the Company.

                            [Signature page follows]

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Page 12

                                       WATERFORD FINANCIAL, INC.


                                       By /s/  John M. Whitesides
                                          ------------------------------
                                             John M. Whitesides
                                             President



Accepted this 28 day of January, 2000

HORIZON PHARMACIES, INC.

By: /s/ Rick McCord
   ------------------------
      Rick McCord
      President & CEO

                                   SCHEDULE A

ENTITIES
--------

Allegiance Capital
AmeriSource
Amersco
Bank Boston
Bank of America
Bank One
Bergen Brunswig
Bindley Western
Cardinal Distribution
C.A.S.E.
Chase Bank
Citicorp
Deep Haven Capital
Drug Emporium
Finova
First Union & Congress Financial
Fleet Capital
Fred's
GE Capital
GTCR (Golder Toma)
Heller Financial
J. E. Mathews, LLC
LaSalle Bank
McKesson HBOC
Reichmann International
USA Drug

                                    EXHIBIT A
                                    ---------

                                     FORM OF
                            BOARD OBSERVER AGREEMENT